Exhibit 10.5

SUMMARY PLAN DESCRIPTION

Plan Name:	Red River Bank Discretionary Incentive Bonus Plan

Plan Year:	Calendar Year

Bonus Accrual:	The maximum amount which can be accrued for bonus payments is set annually by the Bank Compensation Committee.

Participants:

All Employees are eligible for participation in the plan, with the exception of Tellers and Personal Bankers. Tellers and Personal Bankers participate in the Relationship Building Retail Incentive Plan. Head Tellers are included in the Discretionary Incentive Bonus Plan.

Generally, the Employee must be employed no later than June 30 of the Plan Year in order to participate. Exceptions may be made with approval of senior management.

Determination of Bonus Payments:	The following criteria will be used by managers to determine annual bonus payments:
• Employee performance.
• Portfolio credit quality will be examined for Lenders.

Bonus payments are discretionary in nature and are subject to change each year. Department managers are allocated a pool of funds available for distribution under the plan. Department managers provide a proposed distribution schedule to Human Resources. Human Resources and the President/ CEO review the proposed distributions, make changes, and approve pending final review by the Bank Compensation Committee. The Bank Compensation Committee reviews and approves any bonus payments under the plan at their Spring meeting. They also set the bonus payment amount for the President / CEO at the Spring meeting.

Payments made:	Target date for payment is no later than March 31 following end of Plan Year.